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                                                                     EXHIBIT 5.2



                 FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Amendment is made as of March 12, 1997 ("Amendment") to supplement and amend that certain Loan and Security Agreement dated as of January 31, 1997and all documents related thereto (collectively, the "Loan Agreement") between HELLER FINANCIAL, INC., a Delaware corporation ("Lender") and MLC GROUP, INC., a Virginia corporation, having its principal place of business at 11150 Sunset Hills Road, Suite 110, Reston, Virginia 20190("Borrower"). Any capitalized terms used herein and which are defined in the Loan Agreement shall have the meaning set forth in the Loan Agreement. Where a textual passage is amended in part only, new language may be shown double underlined, deleted language may be shown in strikeout, and ... (an ellipsis) may be used for language that is unmodified. SUCH DOUBLE UNDERLINING, STRIKE OUT AND ELLIPSES AS USED HEREIN ARE FOR CONVENIENCE ONLY TO ILLUSTRATE CHANGES FROM THE LOAN AGREEMENT, AND ARE NOT PART OF THE LOAN AGREEMENT AS AMENDED.

WHEREAS, the parties wish to clarify and amend certain provisions of the Loan Agreement pertaining to the description of the Term Facility;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Section 2.1 of the Loan Agreement shall be amended to read as follows:

               2.1 THE TERM FACILITY: The Facility is one or more limited recourse Advances made by Lender from time to time at its sole discretion to fund Eligible Contracts, subject to the provisions of
      Article II and Section 4.2. Notwithstanding anything contained herein to the contrary, the maximum amount outstanding under the Facility at any one time shall not exceed <begin strike-out> Five Million Dollars ($5,000,000.00) <end strike-out> <begin double underscore> Ten Million Dollars ($10,000,000.00) <end double underscore>. Borrower shall be entitled to reborrow any portion of the Facility which is repaid or prepaid.

2.    SURVIVAL OF ORIGINAL AGREEMENT.  Except as amended hereby, the
Loan Agreement shall remain in full force and effect, and Borrower shall continue to be subject to the security interests and liens granted thereunder.

3. SUCCESSORS AND ASSIGNS. The terms hereof shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

4. COUNTERPARTS. This Amendment shall not be effective unless and until it has been executed by both parties hereto. This Amendment may be executed in multiple counterparts, and signatures by facsimile shall be deemed acceptable.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

MLC GROUP, INC.                          HELLER FINANCIAL, INC.


By:                                      By:
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Title:                                   Title:
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Attest:


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